Exhibit (k)(2)

AMENDMENT TO

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

AMENDMENT made as of the 1st day of November, 2010 and effective as of August 1, 2010, between CITI FUND SERVICES OHIO, INC., (formerly known as BISYS Fund Services Ohio, Inc.) (“Citi”), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and the entities signing this Amendment (each, a “Fund”), to that certain Amended and Restated Administration Agreement, dated as of February 1, 2009, between each Fund and Citi (as amended and as in effect on the date hereof, the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, Citi performs certain administration, fund accounting and transfer agency services for the Funds;

WHEREAS, the parties wish to extend the term of the Agreement and adjust certain fees;

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Funds and Citi hereby agree as follows:

1.	Amendments.

(a)	The first sentence of Section 6(a) is deleted and replaced with the following:

“This Agreement shall become effective as of December 1, 2007 (notwithstanding the date of execution of this Agreement) with respect to The Endowment (International) Fund LTD., and as of February 1, 2009 (the “Commencement Date”) (notwithstanding the execution of this Agreement) with respect to each of the other Funds, and shall continue in effect through July 31, 2012 (the “Initial Term”).”

(b)	A new Section 1(h) is added to the Agreement as follows:

“(h)	Citi shall provide the Services listed in Section 1(a) for The Endowment Master Fund Holdings GP, LLC (the “SPV”).”

(c)	Schedule B is deleted and replaced with the attached Schedule B.

2.	Representations and Warranties.

(a) Each party represents that it has full power and authority to enter into and perform this Amendment.

3.	Miscellaneous.

(a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b) Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

THE ENDOWMENT MASTER FUND, L.P.		THE ENDOWMENT REGISTERED FUND, L.P.

By:	/s/ Jeremy Radcliffe	By:	/s/ Jeremy Radcliffe
Name:	Jeremy Radcliffe	Name:	Jeremy Radcliffe
Title:		Title:

Signed by the authorized representative of THE ENDOWMENT (OFFSHORE) FUND, LTD.		Signed by the authorized representative of THE ENDOWMENT (OFFSHORE QP) FUND, LTD.

By:	/s/ Jeremy Radcliffe	By:	/s/ Jeremy Radcliffe
Name:	Jeremy Radcliffe	Name:	Jeremy Radcliffe
Title:		Title:

THE ENDOWMENT (DOMESTIC) FUND, L.P.		THE ENDOWMENT (DOMESTIC QP) FUND, L.P.

By:	/s/ Jeremy Radcliffe	By:	/s/ Jeremy Radcliffe
Name:	Jeremy Radcliffe	Name:	Jeremy Radcliffe
Title:		Title:

THE ENDOWMENT (INTERNATIONAL) FUND, LTD.		THE ENDOWMENT (EXEMPT) FUND II, L.P.

By:	/s/ Jeremy Radcliffe	By:	/s/ Jeremy Radcliffe
Name:	Jeremy Radcliffe	Name:	Jeremy Radcliffe
Title:		Title:

CITI FUND SERVICES OHIO, INC.		THE ENDOWMENT (EXEMPT QP) FUND II, L.P.

By:	/s/ Joseph L. Rezabek	By:	/s/ Jeremy Radcliffe
Name:	Joseph L. Rezabek	Name:	Jeremy Radcliffe
Title:	Vice President	Title:

THE ENDOWMENT TEI FUND, L.P.		THE ENDOWMENT (OFFSHORE TEI) FUND, LTD.

By:	/s/ Jeremy Radcliffe	By:	/s/ Jeremy Radcliffe
Name:	Jeremy Radcliffe	Name:	Jeremy Radcliffe
Title:		Title:

THE ENDOWMENT INSTITUTIONAL FUND W, L.P.		THE ENDOWMENT INSTITUTIONAL FUND, L.P.

By:	/s/ Jeremy Radcliffe	By:	/s/ Jeremy Radcliffe
Name:	Jeremy Radcliffe	Name:	Jeremy Radcliffe
Title:		Title:

SCHEDULE B

TO THE ADMINISTRATION AGREEMENT

Fees

The Fees for all Funds shall be:

Base Annual Fee

On incremental net assets of:	Basis points
$0 - $2 billion	6.0
>$2 billion - $5 billion	5.0
>$5 billion - $15 billion	2.0
>$15 billion	1.25

Additional annual fee per investor (over 100 investors per Fund)	$19.50

All fees listed above are listed at annual rates and represent aggregate fees to cover services for all Funds unless otherwise noted, and are billed monthly. Each Fund will be charged a portion of aggregate fees as the parties agree from time to time.

The Base Annual Fee set forth above shall be computed based on the aggregate Net Asset Value of all Funds computed as of the last day of each month, provided that any portion of a Fund’s Net Asset Value invested in another Fund shall be deducted from the investing Fund’s Net Asset Value before such aggregation to prevent double counting of assets in calculating the Annual Fee. Each Fund shall be charged its pro rata share of such fee based on the ratio of its Net Asset Value to the aggregate Net Asset Value of all Funds, provided fees on assets invested by one Fund in another Fund may be apportioned between the relevant Funds as the relevant Funds determine.

Investors are determined at the individual Fund level, and investors in more than one Fund will be counted separately in each Fund.

Out of Pocket Expenses and Miscellaneous Charges

The out of pocket expenses and miscellaneous services fees and charges provided for under the Agreement are not included in the above fees and shall also be payable to Citi in accordance with the provisions of the Agreement.

SPV Fees:

The Endowment Master Fund, L.P. shall pay Citi an additional fee of $10,000 per year, payable monthly, for the accounting services set forth in Section 1(h) relating to the SPV.